Exhibit 99.8

NEUROCRINE BIOSCIENCES, INC.

2025 EQUITY INCENTIVE PLAN

RSU AWARD GRANT NOTICE – NON-U.S.

Neurocrine Biosciences, Inc. (the “Company”) has granted to you (“Participant”) a restricted stock unit award for the number of restricted stock units (“RSUs”) set forth below (the “RSU Award”) under the Neurocrine Biosciences, Inc. 2025 Equity Incentive Plan (the “Plan”). The RSU Award is subject to all of the terms and conditions set forth in this RSU Award Grant Notice (the “Grant Notice”), the RSU Award Agreement (the “Agreement”) (the definition of which shall include any special terms and conditions for the Participant’s country of residence and/or work set forth in the attached appendix (the “Appendix”)) and the Plan, all of which are available by logging into your E*TRADE account and which are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Agreement or the Plan will have the meanings set forth in the Agreement or the Plan, as applicable.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:

Vesting Schedule:	Subject to Section 3 of the Agreement, the RSU Award will vest as follows: [________].

Issuance Schedule:	One share of Common Stock will be issued for each RSU which vests at the time set forth in Section 4 of the Agreement.

Participant Acknowledgements: By your electronic acceptance of the RSU Award via your E*TRADE account, you understand and agree that:

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The RSU Award is governed by this Grant Notice, the Agreement and the Plan, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

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Copies of this Grant Notice, the Agreement, the Plan and the Prospectus are available via your E*TRADE account and may be viewed and printed by you. You consent to receive this Grant Notice, the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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You have read and are familiar with the provisions of this Grant Notice, the Agreement, the Plan and the Prospectus. In the event of any conflict between the provisions in this Grant Notice, the Agreement or the Prospectus and the provisions of the Plan, the provisions of the Plan will control except as expressly overridden or amended in the Agreement.

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As of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the RSU Award and supersede all prior oral and written agreements, promises and/or representations regarding the RSU Award, with the exception of any written employment, offer letter, severance or other agreement, or any written severance plan or policy, in each case that specifies the terms that should govern the RSU Award.

NEUROCRINE BIOSCIENCES, INC.

2025 EQUITY INCENTIVE PLAN

RSU AWARD AGREEMENT – NON-U.S.

Pursuant to the accompanying RSU Award Grant Notice (the “Grant Notice”) and this RSU Award Agreement (the “Agreement”) (the definition of which shall include any special terms and conditions for your country of residence and/or work set forth in the attached appendix (the “Appendix”)), Neurocrine Biosciences, Inc. (the “Company”) has granted you a restricted stock unit award under the Neurocrine Biosciences, Inc. 2025 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (“RSUs”) set forth in the Grant Notice (the “RSU Award”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan will have the meanings set forth in the Grant Notice or the Plan, as applicable.

The general terms and conditions applicable to your RSU Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Transaction on your RSU Award;

(b) Section 9(f) of the Plan regarding the Company’s and any Affiliate’s (if applicable) retained rights to terminate your Continuous Service notwithstanding the grant of your RSU Award; and

(c) Section 8(c) of the Plan regarding the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions in this Agreement or the Grant Notice and the provisions of the Plan, the provisions of the Plan will control, except as expressly overridden or amended in this Agreement.

2. GRANT OF THE RSU AWARD. The RSU Award represents your right to be issued on a future date a number of shares of Common Stock that is equal to the number of RSUs set forth in the Grant Notice, as adjusted to reflect any Capitalization Adjustment, subject to your satisfaction of the vesting conditions set forth in the Grant Notice and this Agreement. Any additional RSUs that become subject to your RSU Award pursuant to any Capitalization Adjustment will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other RSUs covered by your RSU Award. Your RSU Award was granted in consideration of your services to the Company or an Affiliate.

3. VESTING.

(a) Subject to the limitations contained in this Agreement, your RSU Award will vest in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, except as otherwise explicitly provided in the Plan (in connection with a Transaction or certain terminations of Continuous Service following such Transaction) or this Agreement. Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any RSUs subject to your RSU Award that have not vested as of the date of such termination and you will have no further right, title or interest in such RSUs or the shares of Common Stock to be issued in respect of such RSUs.

(b) If you are an Employee or Director, in each case as of the date of termination of your Continuous Service, then in the event of a termination of your Continuous Service due to your death or Disability, your RSU Award will become vested, as of the date of such termination, in accordance with the vesting schedule set forth in the Grant Notice as if you had provided an additional six months of Continuous Service as of the date of such termination.

(c) If you are a Director as of the date of a Transaction, then in the event of a Transaction during your Continuous Service, your RSU Award will become fully vested as of the date of such Transaction.

4. DATE OF ISSUANCE.

(a) If you are subject to United States taxation, the issuance of any shares of Common Stock in respect of your RSU Award is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation (as defined in Section 6 of this Agreement), if any, in the event one or more RSUs subject to your RSU Award vests, the Company will issue to you one share of Common Stock for each RSU (subject to any adjustment under Section 7 below, and subject to any different provisions in the Grant Notice) that vests on the applicable vesting date(s) or on a later date as determined by the Company but, if you are subject to United States taxation, in no event later than the Issuance Deadline (as defined below).

(b) In addition, the following provisions will apply to the extent applicable at a vesting date, unless otherwise determined by the Company. If:

(i) the applicable vesting date does not occur (x) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s Trading Policy, or (y) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”) or under such other Company policy permitting or requiring the sale), and

(ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the applicable vesting date, (x) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares of Common Stock otherwise due to you under your RSU Award, (y) not to permit you to enter into a “same day sale” commitment with a broker-dealer in order to satisfy the Withholding Obligation (including but not limited to a commitment under a 10b5-1 Arrangement), and (z) not to permit you to pay the Withholding Obligation in cash or by withholding from other compensation due to you, then the shares of Common Stock that would otherwise be issued to you on the applicable vesting date will not be delivered on such applicable vesting date and will instead be delivered on the first business day when you are not prohibited from selling shares of Common Stock in the open public market or on such other date determined by the Company, but, if you are subject to United States taxation, in no event later than the Issuance Deadline.

The “Issuance Deadline” means, (a) December 31 of the calendar year in which the applicable vesting date occurs (that is, the last day of your taxable year in which the applicable vesting date occurs), or, (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable as a result of the applicable vesting date under your RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

5. TRANSFERABILITY. Notwithstanding anything to the contrary in the Plan, your RSU Award is not transferable, except to your personal representative on your death.

6. WITHHOLDING OBLIGATIONS.

(a) As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax and social security withholding obligations, if any, which arise in connection with your RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company or an Affiliate (as applicable). Additionally, the Company or an Affiliate (as applicable) may, in its sole discretion, satisfy all or any portion of the Withholding Obligation by any of the following means or by a combination of such means: (i) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); (ii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select as the agent (the “Agent”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be issued in connection with your RSU Award to satisfy the Withholding Obligation and all applicable fees and commissions due to or required to be collected by the Agent and whereby the Agent irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates, including a commitment pursuant to a mandatory policy of the Company or previously established Company-approved 10b5-1 Arrangement (a “Sell to Cover” arrangement); or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you upon settlement of your RSU Award with a value equal to the amount of such Withholding Obligation or such other amount as may be permitted while still avoiding classification of your RSU Award as a liability for financial accounting purposes, and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or Compensation Committee; and/or (iv) any other method of withholding determined by the Company, provided such method is compliant with applicable law and the Plan.

(b) The Company and/or an Affiliate (as applicable) may withhold or account for the Withholding Obligation by considering statutory or other withholding rates, including maximum rates applicable in your jurisdiction(s). Maximum tax rates are based on the applicable rates in your jurisdiction, including your share of payroll or similar taxes, as provided in tax law, regulations, or the tax authority’s administrative practices, not to exceed the highest rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to you. If the Withholding Obligation is satisfied by withholding a number of shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Withholding Obligation. If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or Affiliate (as applicable) (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, you may seek a refund from the local tax authorities. You must pay to the Company and/or the Affiliate any amount of the Withholding Obligation that the Company and/or the Affiliate may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.

(c) Unless the Withholding Obligation is satisfied, the Company will have no obligation to issue to you any shares of Common Stock in respect of your RSU Award. In the event the Withholding Obligation arises prior to the issuance to you of any shares of Common Stock or it is determined after such issuance that the amount of the Withholding Obligation was greater than the amount actually withheld by the Company (or an Affiliate, if applicable), you agree to indemnify and hold the Company (and Affiliate, if applicable) harmless from any failure to withhold the proper amount.

7. DIVIDENDS. You will receive no dividends or dividend equivalents with respect to your RSU Award; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are issued to you in connection with your RSU Award after such shares have been issued to you.

8. TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9. NO LIABILITY FOR TAXES. As a condition to accepting your RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax and social security liabilities arising from your RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax and social security consequences of your RSU Award and have either done so or knowingly and voluntarily declined to do so.

10. SEVERABILITY. If any part of this Agreement, the Grant Notice or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement, the Grant Notice or the Plan not declared to be unlawful or invalid. Any Section of this Agreement, the Grant Notice or the Plan (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

12. RSU AWARD NOT A SERVICE CONTRACT. By accepting your RSU Award, you acknowledge, understand and agree that:

(a) your RSU Award is not an employment or service contract, and, if you are an Employee of the Company or an Affiliate, nothing in your RSU Award will be deemed to create in any way whatsoever any obligation on your part to continue as an Employee of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your RSU Award will obligate the Company or an Affiliate, or their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate;

(b) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(c) the grant of your RSU Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSU Awards (whether on the same or different terms), or benefits in lieu of RSU Awards, even if RSU Awards have been granted in the past;

(d) your RSU Awards and any shares of Common Stock acquired under the Plan on vesting of your RSU Awards, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(e) the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(f) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your RSU Awards or of any amounts due to you pursuant to the vesting of your RSU Award or the subsequent sale of any shares of Common Stock received;

(g) notwithstanding anything to the contrary in the Plan, for the purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any), provided that, unless otherwise expressly provided in this Agreement or determined by the Company, the vesting of your RSU Award will not continue during any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or where you are otherwise providing services, or the terms of your employment or service agreement, if any (regardless, in each case, of whether or not you are providing services to the Company or one of its Affiliates during such notice period, garden leave period, or similar period); and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence); and

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of this RSU Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any), and in consideration of the grant of this RSU Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action.

14. DATA PRIVACY.

(a) To the extent that the processing of your personal data by the Company or its Affiliates under and/or in connection with this Agreement falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK or Switzerland, Company and/or its Affiliates will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which has been provided to you.

(b) Except where paragraph (a) above applies, you explicitly and unambiguously acknowledge and consent to the collection, use, transfer and other processing of your personal data as described in this paragraph (b) by the Company and its Affiliates for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal data about you, including, but not limited to, your name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held by you in the Company, details of all awards, options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan. You understand that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.

15. LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document related to your RSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16. FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country of residence. The applicable laws in your country of residence may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country of residence through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

17. APPENDIX. Notwithstanding any provisions in this Agreement, your RSU Award shall be subject to the special terms and conditions for your country of residence and/or work set forth in Appendix attached to this Agreement which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Agreement, Grant Notice, and/or the Plan. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix constitutes part of this Agreement.

18. CHOICE OF LAW. The provisions of the Plan relating to choice of law shall apply to this Agreement and the RSU Award.

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APPENDIX TO THE AGREEMENT

This Appendix includes special terms and conditions that govern the RSU Award granted to you under the Plan if you reside and/or work in one of the countries listed below.

The information contained herein is general in nature and may not apply to your particular situation, and you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the Date of Grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. References to your employer shall include any entity that engages your services.

SWITZERLAND

This appendix is applicable for employees with residence or work place in Switzerland.

Not Part of Employment and No Right from Employment. You acknowledge that your RSU Award, the Grant Notice, this Agreement and your participation in the Plan do not form part of your employment and the granted RSU Award does not form part of your contractual compensation. You expressly acknowledge that any right or claim under the Plan, the RSU Award, the Grant Notice and this Agreement (if at all) are not employment related but will solely depend upon the provisions in the Grant Notice, this Agreement and the Plan. Your sole contract and sole contractual partner regarding the Plan and the granted RSU Award is the Company and not any Affiliate employing you. You expressly acknowledge that you shall not have any right or claim under the Plan, the RSU Award, the Grant Notice and the Agreement against the Affiliate employing you. You expressly acknowledge and agree that you only have any right and claim against the Company as set out under the Plan and the Agreement.

Continuous Service. Notwithstanding anything else in the Plan or the Agreement, Continuous Service will be deemed to end on the date when a termination notice is received (and not at the end of any notice period) in regard to your employment with the Company or any Affiliate, regardless of whether the cessation of the employment was lawful, and shall not include any period of notice of termination or any period of salary continuance or deemed employment or contractual relationship. As a result, if you receive notice of termination your Continuous Service will end on the date you receive such notice from the Company or the Affiliate employing you.

Securities Law Information. The Option is not intended to be publicly offered in or from Switzerland. Because it is considered a private offering, it is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Option and/or the underlying shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an optionholder; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

Grant of the RSU Award. You acknowledge and confirm, that the RSU Award granted to you is fully discretionary and that you have no entitlement to such grant or further RSU’s or other equities in the future. The RSU Award granted to you is a voluntary gratuity (Gratifikation; gratification) within the meaning of Article 322d Swiss Code of Obligations (CO) as determined at the Company’s sole discretion to which you have no entitlement and which does not constitute an entitlement for a grant of further RSUs or other equities in the future.

Vesting. You acknowledge and confirm that the grant of the RSU Award is entirely at the discretion of the Company and is subject to the vesting and other conditions set out in the Plan, the Grant Notice and this Agreement, without limitation and/or such other conditions as the Company may at any time in its absolute discretion determine. You explicitly acknowledge and confirm that even after the RSU Award has vested that the RSU Award is still fully discretionary and the Company may in its sole discretion provide further conditions for the RSU Award.

Disability. For the avoidance of any doubt, “Disability” shall include, but not be limited to, any permanent disability as per the social security laws of Switzerland.

Social Security and Tax. You herewith directly authorize the Company and/or the Affiliate employing you to make all (if any) applicable social security, insurance and tax deductions resulting from the grant and/or vesting of the RSU’s or the sale of shares from any compensation owed to you by the Company, the Affiliate employing you, subject to any statutory limitations. If your compensation shall not be sufficient to cover such social security, insurance and tax liabilities, you will indemnify the Company and/or the Affiliate employing you upon first demand.

Cause. “Cause” shall include, but not be limited to, all reasons entitling to a summary dismissal pursuant to article 337 of the Swiss Code of Obligations (CO) and all justified reasons pursuant to article 340c para. 2 CO, without limiting the definition of Cause as outlined in the Plan. You expressly acknowledge that the definition of Cause as per the Plan shall include any crime or felony under Swiss laws and any breaches against your duties and in respect of the Company or the Affiliate employing you and not only in respect of the Company.

Data Privacy. In addition to the terms in regard to data privacy in the Agreement, you expressly agree that your consent shall extend to any Affiliate employing you.

Governing Law and Jurisdiction. You expressly acknowledge and agree to the Choice of Law clause in the Plan and the Agreement and accept that Swiss law does not apply and that Swiss courts do not have any jurisdiction in regard to any claims under the Plan and the Agreement. You expressly agree that the law of the State of California is applicable.

Language Acknowledgement. You confirm that you have read and understood the documents relating to the Plan, including the Agreement, with all terms and conditions included therein, which were provided in the English language only. You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Sie bestätigen, dass Sie den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden haben. Sie bestätigen, dass Ihre Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.

Vous confirmez que vous avez lu et compris les documents relatifs au plan, y compris la convention d’attribution, avec toutes les conditions qui y sont incluses, qui ont été fournies en langue anglaise uniquement. Vous confirmez que vous avez des capacités linguistiques suffisantes pour comprendre ces termes et conditions dans leur intégralité.

Confermate di aver letto e compreso i documenti relativi al Piano, compreso l’Accordo di opzione, con tutti i termini e le condizioni ivi inclusi, che sono stati forniti solo in lingua inglese. Confermate di avere capacità linguistiche sufficienti per comprendere appieno questi termini e condizioni.

UNITED KINGDOM

UK Sub-Plan. If you are an Employee, your RSU Award is granted under, and is subject to the provisions of, the UK Sub-Plan to the Plan.

No Cash Settlement. Notwithstanding any provision of the Plan or the Agreement, the RSU Award may not be settled in cash.

RSU Award Not a Service Contract. The following supplements Section 12 of the Agreement:

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your RSU Award, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Withholding Obligations. The following supplements Section 6 of the Agreement:

(d) As a condition of the vesting of your RSU Award, you unconditionally and irrevocably agree:

(i) to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; and (2) all liability to employee’s national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (the “UK Tax Liability”); or

(ii) to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iv) if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v) to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Acknowledgment of Forfeiture and Clawback Provisions. By accepting your RSU Award, you acknowledge being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law.

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